UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 12, 2015
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Limelight Networks, Inc. (the “Company”) today announced that Pete Perrone has informed the Company of his intent to resign his duties as the Chief Financial Officer, effective December 4, 2015 (the “Separation Date”). Pursuant to the transition agreement more fully described herein, Mr. Perrone will continue to assist with the transition of his responsibilities and will consult with the Company until the earliest to occur of (i) June 30, 2016, (ii) the date Mr. Perrone commences full-time employment with any third party, or (iii) the date the transition agreement is terminated due to a breach. Sajid Malhotra, Limelight’s Chief Strategy Officer, has been named interim Chief Financial Officer, effective December 4, 2015, until a permanent Chief Financial Officer is named.
In connection with Mr. Perrone’s resignation, on November 17, 2015, the Company and Mr. Perrone entered into a transition agreement. Pursuant to its terms, following Mr. Perrone’s resignation, he will serve as a consultant through June 2016 (the “Consulting Period”). In this role, Mr. Perrone will remain a Service Provider as defined in the Company’s 2007 Equity Incentive Plan. In consideration, subject to compliance with any and all prerequisites expressly set forth in the transition agreement, (i) any previously granted equity scheduled to vest during the Consulting Period will continue to vest, provided that Mr. Perrone remain a Service Provider through each such vesting date(s), and (ii) Mr. Perrone is eligible the actual earned cash incentive, if any, payable to him for the current year, pro-rated to the Separation Date, such amounts to be paid at the same time as similar bonus payments are made to the Company’s other executive officers.
The foregoing description of the transition agreement is qualified in its entirety by reference to the transition agreement.
Mr. Malhotra joined the Company in April 2014 as the Senior Vice President in charge of strategy, facilities, investor relations and procurement. He was promoted to Chief Strategy Officer in June 2015. Mr. Malhotra holds a B.S. and a M.B.A. from Pace University.
In connection with Mr. Malhotra’s transition to interim Chief Financial Officer, Mr. Malhotra’s annual salary will increase to $300,000 effective January 1, 2016. Mr. Malhotra will also receive an equity grant at a fixed value of $100,000 on December 1, 2015, split evenly between stock options and restricted stock units (“RSUs”). The value of the stock options will be determined using a Black-Scholes valuation method and the value of RSUs will be determined using the Company’s fair market value, each on the date of grant. Subject to the provisions of the 2007 Equity Incentive Plan or Mr. Malhotra’s employment agreement, one-third (1/3rd) of the RSUs will vest on December 1, 2016, one-twelfth (1/12th) of the RSUs will vest on March 1, 2017, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December and March thereafter until all of the RSUs have vested, provided Mr. Malhotra continues to be a Service Provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option will vest on December 1, 2016, and one-thirty-sixth (1/36th) of the stock options will vest on the 1st day of January, 2017 and on the 1st day of each month thereafter until all of the stock options have vested (three years), provided Mr. Malhotra continues to be a Service Provider through each such vesting date.

The press release issued by the Company on November 18, 2015 announcing the Chief Financial Officer transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated November 18, 2015 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: November 18, 2015	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated November 18, 2015 (furnished herewith).